July, 11, 2007

Re: Secured Promissory Note of January 31, 2007 executed by Power Technology, Inc. ("PWTC") in favor of CSI Business Finance, Inc ("CSI") in the principal sum of One Hundred Sixty Five Thousand and No/100 Dollars ($165,000.00), ("the Note").

For Ten Dollars and other good and valuable consideration, and the loaning of additional funds to PWTC, the receipt and sufficiency of which are acknowledged, CSI and PWTC agree to modify the Note, as follows: As of July 11, 2007, the principal sum which PWTC promises to pay under the Note is One Hundred Ninety Thousand Five Hundred Fifty and 25/100 Dollars ($190,550.25). All principal and accrued and unpaid interest on the Note shall be due and payable in full on August June 30, 2007. All other terms of the Note remain in full force and effect.

Agreed and Accepted

CSI Business Finance, Inc.

Timothy J. Connolly
President

Power Technology, Inc.

Bernard J Walter

Bernard J. Walter
President